EXHIBIT 99.1
WaferGen Bio-systems Appoints Life Sciences Industry Veteran, Rolland D. Carlson, Ph.D., President & CEO

Ivan Trifunovich, Ph.D., Appointed Executive Chairman of the Board

New CEO to Lead WaferGen’s Commercial Efforts in Single Cell Analysis

FREMONT, California, May 11, 2015 -- WaferGen Bio-systems, Inc. (NASDAQ: WGBS) announced today that the Company has appointed Rolland D. Carlson, Ph.D., President & CEO, effective immediately.  Dr. Carlson assumes this role from Ivan Trifunovich, Ph.D., who has served as President & CEO of WaferGen since March 2012.  Dr. Trifunovich has been appointed Executive Chairman of WaferGen.

“With the significant progress we have achieved with single cell analysis, and a commercial launch on the near-term horizon, now is the right time for this transition to occur,” said Dr. Trifunovich.  “Moreover, Rollie’s extensive commercial and operational experience in the life science, molecular diagnostics, and pharmaceuticals industries makes him the ideal fit to lead WaferGen at this critical juncture in the Company’s lifecycle.  I will work closely with Rollie and take an active support role in shaping WaferGen’s strategic direction.”

“On behalf of the Board, I would like to thank Ivan for his dedication and important contributions to WaferGen over the past three plus years,” said Joel Kanter, Lead Independent Director of WaferGen’s Board.  “WaferGen’s business is growing and Ivan’s efforts have helped position the Company well for future success, especially in single cell analysis, and I am pleased that we will continue to benefit from his expertise in his new role as Executive Chairman.  I am excited to welcome Rollie, an accomplished commercial leader and industry executive, to WaferGen.”

Dr. Carlson has substantial leadership experience from startup to full P&L line management, sales and marketing, business and new product development, distribution management, and international operations. He has a successful track record in identifying new business opportunities, fund raising, developing customer driven strategies, and establishing strategic alliances.

Most recently, Dr. Carlson served as President & CEO of Asuragen, Inc., a privately-held molecular diagnostics company.  He established company operations and developed 17 clinical products and services with sales of over $27 million in 2013.  Also during his tenure, Dr. Carlson successfully raised $55 million in venture and research grant funding.  Prior to this, he served in increasingly senior positions at Abbott Laboratories over a 20-year period.  Dr. Carlson’s various roles at Abbott included Global General Manager and Vice President Molecular Diagnostics of Vysis, a wholly-owned subsidiary of Abbott Laboratories.  In this position, he had full P&L responsibility and tripled sales with a five-fold increase in profit.  Dr. Carlson also established strategic alliances with Genentech, Roche and Novartis.  His last position at Abbott was Vice President, Business Development & Licensing, Global Medical Products, where he was responsible for M&A, licensing and divestiture of pharmaceutical products linked to medical device technologies.

“I am pleased to join WaferGen at such an exciting time in the Company’s history,” said Dr. Carlson.  “Single cell analysis has the potential to be a truly revolutionary advancement in drug development, and I believe WaferGen has the industry-leading technology in this area.  I look forward to working with Ivan and the entire WaferGen team as we prepare for the Company’s commercial launch in single cell.”

In connection with his appointment and as an inducement to join the Company, Dr. Carlson will receive an inducement option grant to purchase 150,000 shares of common stock.  This option vests over a period of three years, with one-third of the shares subject to the option vesting on the first anniversary of the grant date, and the remaining two-thirds of such shares vesting in equal quarterly installments thereafter, subject to Dr. Carlson’s continued employment through each vesting date.  Dr. Carlson also will receive an inducement restricted stock unit award covering 50,000 shares of common stock.  This restricted stock unit award vests over a period of three years in three equal annual installments beginning on May 29, 2016, subject to Dr. Carlson’s continued employment through each vesting date.

About WaferGen
WaferGen Bio-systems, Inc. is a life science company that offers innovative genomic solutions for clinical testing and research.  The SmartChip MyDesign™ Real-Time PCR System is a high-throughput genetic analysis platform for profiling and validating molecular biomarkers via microRNA and mRNA gene expression profiling, as well as single nucleotide polymorphism (SNP) genotyping.  The SmartChip TE™ System is a novel product offering for target enrichment geared towards clinical Next-Gen sequencing (NGS).  The Seq-Ready™ TE System, powered by SmartChipTM massively-parallel singleplex PCR technology, is an innovative one-step target enrichment and library preparation solution. The Company now also offers the Apollo 324™ product line used in library preparation for NGS.  These three complementary technologies offer a powerful set of tools enabling more accurate, faster and cheaper genetic analysis based on Next-Gen Sequencing and Real-Time PCR.  In addition, WaferGen has established proof-of-concept for its single cell technology, which is based on the Company’s SmartChip™ platform.   WaferGen’s scientists have successfully isolated single cells and produced excellent results in downstream processing of these individual cells, including RNA sequencing.

For additional information, please see http://www.wafergen.com

Forward Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended that are intended to be covered by the “safe harbor” created by those sections.  Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as “believe,” “expect,” “may,” “will,” “should,” “could,” “seek,” “intend,” “plan,” “estimate,” “anticipate” or other comparable terms.  Forward-looking statements in this press release may address the following subjects among others: statements regarding the sufficiency of our capital resources, expected operating losses, expected revenues, expected expenses, expected cash usage and our expectations concerning our product development efforts, competitive position and business strategy.  Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including those risks and uncertainties described in the Risk Factors and in Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of our most recently filed Annual Report on Form 10-K and our subsequently filed Quarterly Reports on Form 10-Q.  We urge you to consider those risks and uncertainties in evaluating our forward-looking statements.  We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made.  Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

INVESTOR CONTACTS:

LifeSci Advisors, LLC
Brian Stollar
bstollar@lifesciadvisors.com

WaferGen Bio-systems, Inc.
Ivan Trifunovich
ivan.trifunovich@wafergen.com